Exhibit 19.1

Approved by FutureFuel Corp.’s Board of Directors on February 3, 2011, as amended on May 27, 2022

FUTURE FUEL CORP.

INSIDER TRADING POLICY

FutureFuel Corp., a Delaware corporation (the “Company”), hereby adopts the following Insider Trading Policy (the “Policy”). This Policy applies to the Company and its subsidiaries, and each of their employees, officers, and directors. The Company reserves the right to amend, alter, or terminate this Policy at any time for any reason.

The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in the Company’s securities, is prohibited by the federal securities laws. Insider trading violations are pursued vigorously by the United States Securities and Exchange Commission (the “SEC”) and federal prosecutors and are punished severely. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

The Company’s board of directors (“Board”) has adopted this Policy, as amended to date, both to satisfy the Company’s obligation to prevent insider trading and to help Company personnel avoid the severe consequences associated with violations of the insider trading laws. The Policy also is intended to prevent even the appearance of improper conduct on the part of anyone employed by or associated with the Company (and not just “insiders”).

Consequences of Insider Trading

The consequences of an insider trading violation can be severe and can include civil and criminal liability (including fines in excess of $1,000,000) for both Company personnel who trade on (or tip) inside information and for the Company and its management.

An employee’s failure to comply with the Company’s insider trading policy may subject the employee to Company-imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law.

Policy Statement

It is the policy of the Company that no director, officer, or other employee of the Company who is aware of material nonpublic information relating to the Company may, directly or through family members or other persons or entities: (i) buy or sell securities of the Company (other than pursuant to a pre-approved Trading Plan, as defined below, that complies with SEC Rule 10b5-1), or engage in any other action to take personal advantage of that information; or (ii) pass that information on to others outside the Company, including family and friends. In addition, it is the policy of the Company that no director, officer, or other employee of the Company who, in the course of working for the Company, learns of material nonpublic information about a company with which the Company does business, including a customer or supplier of the Company, may trade in that company’s securities until the information becomes public or is no longer material.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not excepted from this Policy. The securities laws do not recognize such mitigating circumstances and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

Disclosure Of Information To Others.

The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release. You may not, therefore, disclose information to anyone outside the Company, including family members and friends, other than in accordance with those procedures. You also may not discuss the Company or its business in an internet “chat room” or similar internet-based forum.

Material Information.

Material information is any information that a reasonable investor would consider important in making a decision to buy, hold, or sell securities. Any information that could be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material. Some examples of information that ordinarily would be regarded as material are:

●	Projections of future earnings or losses, or other earnings guidance;
●	Earnings that are inconsistent with the Company’s expectations;
●	A pending or proposed merger, acquisition, or tender offer;
●	A pending or proposed acquisition or disposition of a significant asset;
●	A change in dividend policy, the declaration of a stock split, or an offering of additional securities;
●	A change in management;
●	Development of a significant new product or process;
●	Impending bankruptcy or the existence of severe liquidity problems; or
●	The gain or loss of a significant customer or supplier.

When Information is “Public”.

If you are aware of material nonpublic information, you may not trade until the information has been disclosed broadly to the marketplace (such as by press release) and the investing public has had time to absorb the information fully. To avoid the appearance of impropriety, as a general rule, information should not be considered fully absorbed by the marketplace until after the second business day after the information is released.

Transactions by Family Members.

This Policy also applies to your family members who reside with you, anyone else who lives in your household, and any family members who do not live in your household but whose transactions in company securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in company securities). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in the Company’s securities.

Transactions Under Company Plans.

Stock Option Exercises. This Policy does not apply to the exercise of an employee stock option, or to the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

401(k) Plan. This Policy does not apply to purchases of Company stock in the 401(k) plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. This Policy does apply, however, to certain elections you may make under the 401(k) plan, including: (i) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Company stock fund; (ii) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund; (iii) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company stock fund balance; and (iv) your election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.

Additional Prohibited Transactions.

The Company considers it improper and inappropriate for any director, officer, or other employee of the Company to engage in short-term or speculative transactions in the Company’s securities. It therefore is the Company’s policy that directors, officers, and other employees may not engage in any of the following transactions.

Short-term Trading. An employee’s short-term trading of the Company’s securities may be distracting to the employee and may unduly focus the employee on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, any director, officer, or other employee of the Company who purchases Company securities in the open market may not sell any company securities of the same class during the six months following the purchase.

Short Sales. Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by this Policy.

Publicly Traded Options. A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that the director or employee is trading based on inside information. Transactions in options also may focus the director’s or employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls, or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy. Option positions arising from certain types of hedging transactions are governed by the section below captioned “Hedging Transactions.”

Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the director or employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the director or employee may no longer have the same objectives as the Company’s other shareholders. Therefore, the Company strongly discourages you from engaging in such transactions. Any person wishing to enter into such an arrangement must first pre-clear the proposed transaction with the Board. Any request for pre-clearance of a hedging or similar arrangement must be submitted to the Board at least two weeks prior to the proposed execution of documents evidencing the proposed transaction and must set forth a justification for the proposed transaction. The Company may withhold its consent to such transaction in its sole discretion.

Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company securities, directors, officers, and other employees are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan. An exception to this prohibition may be granted where a person wishes to pledge Company securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any person who wishes to pledge Company securities as collateral for a loan must submit a request for approval to the Board at least two weeks prior to the proposed execution of documents evidencing the proposed pledge.

Covered Persons

“Covered Persons” means (i) all directors of the Company, (ii) all executive officers, vice presidents and general managers of the Company, (iii) all employees working in the finance or legal departments, and (iv) certain other employees that the Company may designate from time to time as Covered Persons because of their position, responsibilities or their actual or potential access to material information.

Regardless of whether or not they are aware of any material nonpublic information, Covered Persons (as defined below) may not buy or sell the Company’s securities during the following periods (each, a “Blackout Period”): (i) the period commencing March 21 and ending after the second business day after the Company files its quarterly report with the SEC for the immediately preceding calendar quarter ending March 31; (ii) the period commencing June 20 and ending after the second business day after the Company files its quarterly report with the SEC for the immediately preceding calendar quarter ending June 30; (iii) the period commencing September 20 and ending after the second business day after the Company files its quarterly report with the SEC for the immediately preceding calendar quarter ending September 30; (iv) the period commencing December 16 and ending after the second business day after the Company files its annual report with the SEC for the immediately preceding calendar year ending December 31; and (v) any other period the Board or an executive officer may designate from time to time due to specific nonpublic facts and circumstances regarding the Company (such as negotiation of mergers, acquisitions or dispositions, investigation and assessment of cybersecurity incidents or new product developments) (a “Special Blackout Period”). When a Special Blackout Period is imposed, the Covered Persons to whom such Special Blackout Period applies will be notified, but the Special Blackout Period will not otherwise be announced to the public or other persons within the Company.

As a general principle, Covered Persons should trade in the Company’s securities only following the wide dissemination of information on the status of the Company and current results and at those times when there is relative stability in the Company’s operations and the market for its securities. Covered Persons should be guided by a sense of fairness to all segments of the investing public.

Trading Plans

Notwithstanding the above restrictions on trading in Company securities, persons subject to this Policy may transact in securities pursuant to a pre-existing written plan, contract, instruction, or arrangement under Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (a “Trading Plan”) that:

a.	has been entered into in good faith when the individual is not aware of any material nonpublic information about the Company (and for a Covered Person, outside of a Blackout Period),

b.

has been reviewed and approved at least 20 days in advance of any trades thereunder by the Chief Financial Officer (or, if revised or amended, such revisions or amendments have been reviewed and approved by the Chief Financial Officer at least 30 days in advance of any subsequent trades); and

c.

gives a third party the discretionary authority to execute such purchases and sales, outside the control of the individual, so long as such third party does not possess any material nonpublic information about the Company; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions.

Frequent amendment or entry into, and then termination of, Trading Plans is discouraged as it can be perceived as a method to circumvent the restrictions of this Policy and the securities laws and will be reviewed on a case-by-case basis by the Chief Financial Officer taking into account the individual’s liquidity and other financial needs.

Pre-Clearance Procedure

All transactions in the Company’s securities by any Covered Persons must be authorized in advance by the Company's Chief Financial Officer. Any clearance obtained in this manner will be valid for three business days (unless otherwise determined by the Chief Financial Officer) and must be renewed if the person fails to execute the purchase or sale within such time. These procedures also apply to transactions by immediate family members of Covered Persons subject to this Policy (including a spouse, a child, parents, grandparents, siblings and in-laws), anyone else who lives in the same household, and any person or entity under such person’s influence or control.

Post-Termination Transactions

This Policy continues to apply to your transactions in Company securities even after you have terminated employment. If you are in possession of material nonpublic information when your employment terminates, you may not trade in Company securities until that information has become public or is no longer material.

Company Assistance

Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Company’s chief executive officer. Ultimately, however, the responsibility for adhering to this Policy and avoiding unlawful transactions rests with the individual employee, officer, or director. Each case must ultimately stand or fall on its own merits. No single rule could possibly cover all situations.

Dissemination

This Policy will be distributed to each existing employee, officer, and director of the Company and to each new employee, officer, and director of the Company upon commencement of his or her employment or other relationship with the Company.

Certifications

All employees must certify their understanding of, and intent to comply with, this Policy. Each officer and director of the Company must certify their understanding of, intent to comply with, and continued compliance with, this Policy on not less than an annual basis. A copy of the certification that all directors, officers, and employees must sign is attached hereto.

CERTIFICATION

I certify that:

1.    I have read and understand FutureFuel Corp.’s (the “Company”) Insider Trading Policy regarding securities trades by Company personnel (the “Policy”). I understand that the Company’s chief executive officer is available to answer to any questions I have regarding the Policy.

2.    Since February 3, 2011, or such shorter period of time that I have been an employee, officer, or director of the Company, I have complied with the Policy.

3.    I will continue to comply with the Policy for as long as I am subject to the policy.

Signature:

Name:

Date: